Exhibit 4.19
STANDARD INDUSTRIAL/COMMERCIAL SINGLE-TENANT LEASE — NET
1.	Basic Provisions (“Basic Provisions”).
     1.1 Parties: This lease (“Lease”) dated (as of September 27, 2006 (the date does not determine any term, period or other substantive matter under this Lease), is made by and between Ascend Realty Investments, LLC, a California limited liability company (“Lessor”), and Lumenis Holdings Inc., a Delaware corporation (“Lessee”) (collectively the “Parties,” or individually a “Party”).
     1.2 Premises: That certain real property more particularly described on Exhibit A attached hereto and incorporated herein by this reference less and except that portion of the real property approximately 1.25 — 1.5 acres in size, located directly west of the subject building on the real property (hence the Premises includes the land everything within the area bounded by the easterly most boundary of the real property and a parallel line that is approximately 247 feet west of the easterly boundary line, which is the approximately current edge of the asphalt), including a building currently in use as office and manufacturing space but adaptable for warehouse space as well, together with all other improvements thereon (including all parking areas) to be provided by Lessor under the terms of this Lease, and commonly known as 3959 West 1820 South, located in the County of Salt Lake City, State of Utah, and generally described as: a 2-story commercial building with approximately 57,077 square feet of office, laboratory and warehouse space (collectively, the “Premises”). (See also Paragraph 2). At Lessor’s request the parties agree to determine the exact description of the Premises and Lessee agrees to such determination and minor variations to the description contained herein so long as the parking area and currently available asphalt and drive area are not diminished in any material way. Lessor reserves the right to subdivide the property in the future and create a separate parcel of the property apart from the Premises. Tenant agrees to reasonably cooperate with such subdivision, which will substantially be along the edge of the current asphalt located on the property, and the possible future development and use of such property. In such an event, the Lessee agrees to consent to an adjustment to the legal description of the property as described herein.
     1.3 Term: The term of the Lease shall be seven (7) years (“Original Term”) commencing on the close of that certain escrow (“Escrow”) in which Lessor, as Buyer, purchases the Property from Lessee, as Seller (pursuant to a Real Estate Purchase Contract between Seller and Buyer, with addenda, with Seller signature dated June 28, 2006 and Buyer signature dated June 25, 2006 the “REPC” or “Real Estate Purchase Contract”)(the “Commencement Date”) and ending upon the day before the seven-year anniversary of the first (1st) day of the calendar month immediately following the Commencement Date (“Expiration Date”). If the Commencement Date is the 1st day of a calendar month, this Lease shall end on the seven-year anniversary of the Commencement Date. (See also Paragraph 3). In either event, the 1st day of the calendar month that is used to calculate the term of this Lease shall be known as the “Term Commencement Date.” The Parties acknowledge and agree that before the expiration of the Term, Tenant may contact Landlord to negotiate an extension of the Term of this Lease; provided that nothing herein shall obligate Landlord to agree to an extension of the Term.
     1.4 Early Possession: (Intentionally omitted).
     1.5 Base Rent: The Base Rent shall be $28,538.50 per month (“Base Rent”), payable on the 1st day of each month commencing on the 1st day of the calendar month immediately following the Commencement Date. (See also Paragraph 4). The Base Rent then effect shall increase on each twelve-month anniversary of the Term Commencement Date by three percent (3.0%).
     1.6 Additional Rent: The parties agree that this Lease is a triple-net lease. Lessee shall reimburse Lessor for the costs and expenses incurred by Lessor related to the ownership, administration, operation, management, and maintenance of the Premises (specifically, but not limited to, the casualty/ property, liability and other reasonable insurance coverage, property taxes and assessments, maintenance expenses and a management fee not to exceed 1.75% of the Base Rent) (the “Reimbursement Obligations”). Lessor will provide Lessee with an estimate of the Reimbursement Obligations before the commencement of each year of the term. Tenant will pay one twelfth (1/12) of the estimated annual Reimbursement Obligations on or before the 1st day of each calendar month during the Term (and pro-rated for any partial months). Lessor estimates that the monthly amount of the Reimbursement Obligations for the first year is $3,342.00. Notwithstanding the foregoing, if the actual property taxes or assessments or the costs associated with property/casualty, liability or other reasonable insurance coverage for any year during the lease term are greater than the cost for such taxes and insurance for the calendar year 2005, Lessor may increase such estimate of the Reimbursement Obligations accordingly. Lessor shall provide notice of such increase of the estimated Reimbursement Obligations to Lessee showing the effective date of such cost increase and provide a recalculation of the monthly amount of the Reimbursement Obligations thereafter payable. Commencing the first calendar month after such notice of increase and recalculation Lessee will pay to Lessor the increased Reimbursement Obligations. In the event that the accumulated monthly payments of the Reimbursement Obligations is insufficient to pay the actual real estate taxes or the actual annual cost of insurance, within ten (10) days of written demand for the same, accompanied by an accounting and copies of the tax notice or insurance invoice, Lessee will pay any shortfall amount.
     After the expiration of each calendar year, Lessor shall provide Lessee with a statement showing the actual amount of the Reimbursement Obligations for the prior calendar year. If the actual amount of the Reimbursement Obligations is more than the amount actually paid by Lessee, Lessee shall pay the difference within thirty (30) days after the date of the statement from Lessor. If the actual amount of the Reimbursement Obligations is less than the amount actually paid by Lessee, Lessee shall be entitled to a credit against the next installments of the estimated Reimbursement Obligations coming due; provided that upon the expiration of the term, any overpayment by Lessee shall be paid to Lessee within ten (10) business days after the expiration of the term.
     1.7 Initial Period Base Rent and Other Monies Paid Upon the Commencement Date. The parties agree that on the Commencement Date the Lessee shall pay to Lessor in advance, an amount equal to the Base Rent and the monthly pro-rata share of the Reimbursement Obligations for the first partial calendar month of the Original Term, if any, and the first full calendar month of the Original Term.
     1.8 Security Deposit: On the Commencement Date, Lessee shall deposit with Lessor the sum of $34,076.50, in cash, that shall be security for the payment and performance of Lessee’s Base Rent, Reimbursement Obligations, and other obligations hereunder (“Security Deposit”).
     1.9 Agreed Use: general office, warehousing and assembly of laser-related equipment, packaging, staging, storing, shipping and distribution of goods, product, and equipment (including the said laser-related equipment). (See also Paragraph 6)
     1.10 Insuring Party: Lessor is the “Insuring Party” unless otherwise stated herein. (See also Paragraph 8)
     1.11 Real Estate Brokers: (See also Paragraph 15)
     (a) Representation: The following real estate brokers (the “Brokers”) and brokerage relationships exist in this transaction (check applicable boxes):
N/A — represents Lessor exclusively (“Lessor’s Broker”);
N/A — represents Lessee exclusively (“Lessee’s Broker”); or
N/A — represents both Lessor and Lessee (“Dual Agency”).
Payment to Brokers: N/A
     1.12 Guarantor. Lumenis Ltd. (See also Paragraph 37)
     1.13 Attachments. Attached hereto are the following, all of which constitute a part of this Lease:
an Addendum consisting of Paragraphs                                          through                                         ;
a plot plan depicting the Premises;
a current set of Rules and Regulations;
a Work Letter;
X other (specify): The Real Estate Purchase Contract, incorporated herein by this reference (“REPC”).

2.	Premises
     2.1 Letting. Lessor hereby leases to Lessee, and Lessee hereby leases from Lessor, the Premises, for the term, at the rental, and upon all of the terms, covenants and conditions set forth in this Lease. Unless otherwise provided herein, any statement of size set forth in this Lease, or that may have been used in calculating Rent, is an approximation which the Parties agree is reasonable and any payments based thereon are not subject to revision whether or not the actual size is more or less.
     2.2 Condition. Lessee acknowledges that it previously owned the Premises and is selling the Premises pursuant to the REPC. Since this Lease shall become effective immediately upon the transfer of the property to Lessor and Lessor has not previously owned the property before the date of this Lease, Lessor is unable to make and does not make any representations or warranties to Lessee except as otherwise provided herein. Since Lessee is the seller of the property, Lessee acknowledges that it has received and reviewed copies of any of the seller’s disclosures that the Lessor received related to the purchase of the property pursuant to the terms of the REPC. Lessor makes no representations or warranties regarding such disclosures. Since Lessee previously owned and operated its business operations on the Premises, Lessee acknowledges and agrees that it is familiar with the condition of the Premises and has had an opportunity to thoroughly and completely examine, investigate and otherwise satisfy itself as to the condition and status of the Premises. Tenant hereby accepts the condition of the Premises in its “AS-IS” condition and “with all faults,” including patent or latent defects. For purposes of this Lease, the basic status and condition of the Premises as of the Commencement Date shall be the initial condition of the Premises for purposes of the Lease and the respective obligations of the Lessee and Lessor with respect to use, maintenance and repair going forward.
     2.3 Compliance. Subject to Lessee’s knowledge of any information disclosed to Lessee, Lessor represents and warrants that to the actual knowledge of Kevin Wechter and based upon the reports provided to Lessor and from Lessor’s investigation of the Property in connection with the purchase of the same, that Lessor is unaware of any improvements located on the Premises that currently violate any then existing building codes, applicable laws, covenants or restrictions of record, regulations, and ordinances (“Applicable Requirements”). Other than as set forth in the preceding sentence, Lessor makes no representation or warranty whatsoever regarding the Premises and the improvements located thereon, and expressly disclaims any warranty that the improvements on the Premises comply with any Applicable Requirements. Nothing herein shall impose any liability on Kevin Wechter. Lessee is responsible for determining whether or not the Applicable Requirements, and especially the zoning, are appropriate for Lessee’s intended use, and acknowledges that past uses of the Premises may no longer be allowed.

     2.4 Acknowledgements. Lessee acknowledges that: (a) it has been advised by Lessor and/or Brokers to satisfy itself with respect to the condition of the Premises (including but not limited to the electrical, HVAC and fire sprinkler systems, security, environmental aspects, and present compliance with Applicable Requirements and the Americans with Disabilities Act), and their suitability for Lessee’s intended use, (b) Lessee has made such investigation as it deems necessary with reference to such matters and assumes all responsibility therefor as the same relate to its occupancy of the Premises, and (c) neither Lessor, Lessor’s agents, nor Brokers have made any oral or written representations or warranties with respect to said matters other than as set forth in this Lease. In addition, Lessor acknowledges that: (i) Brokers have made no representations, promises or warranties concerning Lessee’s ability to honor the Lease or suitability to occupy the Premises, and (ii) it is Lessor’s sole responsibility to investigate the financial capability and/or suitability of the Lessee.
3.	Term.
     3.1 Term. The Commencement Date, Expiration Date and Original Term of this Lease are as specified in Paragraph 1.3.
     3.2 Early Possession. [Intentionally Omitted]
     3.3 Delay In Possession. [Intentionally Omitted]
     3.4 Lessee Compliance. Lessor shall not be required to deliver possession of the Premises to Lessee until Lessee complies with its obligation to provide evidence of insurance (Paragraph 8.5). Pending delivery of such evidence, Lessee shall be required to perform all of its obligations under this Lease from and after the Commencement Date, including the payment of Rent, notwithstanding Lessor’s election to withhold possession pending receipt of such evidence of insurance. Further, if Lessee is required to perform any other conditions prior to or concurrent with the Commencement Date, the Commencement Date shall occur but Lessor may elect to withhold possession until such conditions are satisfied.
4.	Rent.
     4.1. Rent Defined. All monetary obligations of Lessee to Lessor under the terms of this Lease are deemed to be rent ( “Rent”).
     4.2. Payment. Lessee shall cause payment of Rent to be received by Lessor in lawful money of the United States, without offset or deduction (except as specifically permitted in this Lease), on or before the day on which it is due. All monetary amounts shall be rounded to the nearest whole dollar. In the event that any invoice prepared by Lessor is inaccurate such inaccuracy shall not constitute a waiver and Lessee shall be obligated to pay the amount required by this Lease. Payment by Lessee of an incorrectly invoiced amount shall also not constitute a waiver of rights with respect to any incorrect payment, the obligations of Lessee hereunder being limited to the obligations required by this Lease. Rent for any period during the term hereof which is for less than one full calendar month shall be prorated based upon the actual number of days of said month. Payment of Rent shall be made to Lessor at its address stated herein or to such other persons or place as Lessor may from time to time designate in writing. Acceptance of a payment which is less than the amount then due shall not be a waiver of Lessor’s rights to the balance of such Rent, regardless of Lessor’s endorsement of any check so stating. In the event that any check, draft, or other instrument of payment given by Lessee to Lessor is dishonored for any reason, Lessee agrees to pay to Lessor the sum of $25 in addition to any Late Charge. Payments will be applied first to accrued late charges and attorney’s fees, second to accrued interest, then to Base Rent and Common Area Operating Expenses, and any remaining amount to any other outstanding charges or costs.
5. Security Deposit. Lessee shall deposit with Lessor upon execution hereof the Security Deposit as security for Lessee’s faithful performance of its obligations under this Lease. Lessor shall not be required to keep the Security Deposit separate from its general accounts. No part of the Security Deposit shall be considered to be held in trust or to bear interest. If Lessee fails to pay Rent, or otherwise Defaults under this Lease, Lessor may use, apply or retain all or any portion of said Security Deposit for the payment of any amount due Lessor or to reimburse or compensate Lessor for any liability, expense, loss or damage which Lessor may suffer or incur by reason thereof. Upon and in connection with the Commencement Date and the closing of the purchase and sale under the REPC, Lessor shall have the opportunity to and shall cause a complete walk-through inspection of the Premises to document and benchmark the condition of the Premises on that date. A mutually agreed record of such inspection shall be kept and the maintenance and repair obligations of the Lessee shall be governed thereby. If the Premises are returned at the end of this Lease in the condition mandated hereunder in Section 7.4(c) and all rental payment and other monetary obligations of the Lessee have been met, then the Lessor shall, within fifteen (15) business days after the surrender of the Premises, refund to Lessee the said Security Deposit. Lessor may deduct the reasonable cost of any repairs to cause the Premises to meet the surrender standards imposed by the Lease and any unpaid monetary obligations under the Lease from the Security Deposit or Obligation Deposit, as the case may be. In the event any amounts are deducted from the refund, Lessor shall also provide to Lessee a detailed statement of the particulars giving rise to the charges that were deducted. The provisions of subsection (c) of Section 1.5 above shall also govern the Security Deposit, its release, payment and distribution.

6.	Use.
     6.1. Use. Lessee shall use and occupy the Premises only for the Agreed Use, or any other legal use which is reasonably comparable thereto, and for no other purpose. Lessee shall not use or permit the use of the Premises in a manner that is unlawful, creates damage, waste or a nuisance, or that disturbs occupants of or causes damage to neighboring premises or properties. Other than guide, signal and seeing eye dogs, Lessee shall not keep or allow in the Premises any pets, animals, birds, fish, or reptiles. Lessor shall not unreasonably withhold or delay its consent to any written request for a modification of the Agreed Use, so long as the same will not impair the structural integrity of the improvements on the Premises or the mechanical or electrical systems therein, and/or is not significantly more burdensome to the Premises.
     6.2.Hazardous Substances.
     (a) Reportable Uses Require Consent. The term “Hazardous Substance” as used in this Lease shall mean any product, substance, or waste whose presence, use, manufacture, disposal, transportation, or release, either by itself or in combination with other materials expected to be on the Premises, is either: (i) potentially injurious to the public health, safety or welfare, the environment or the Premises, (ii) regulated or monitored by any governmental authority, or (iii) a basis for potential liability of Lessor to any governmental agency or third party under any applicable statute or common law theory. Hazardous Substances shall include, but not be limited to, hydrocarbons, petroleum, gasoline, and/or crude oil or any products, by-products or fractions thereof. Lessee shall not engage in any activity in or on the Premises which constitutes a Reportable Use of Hazardous Substances without the express prior written consent of Lessor and timely compliance (at Lessee’s expense) with all Applicable Requirements. “Reportable Use” shall mean (i) the installation or use of any above or below ground storage tank, (ii) the generation, possession, storage, use, transportation, or disposal of a Hazardous Substance that requires a permit from, or with respect to which a report, notice, registration or business plan is required to be filed with, any governmental authority, and/or (iii) the presence at the Premises of a Hazardous Substance with respect to which any Applicable Requirements requires that a notice be given to persons entering or occupying the Premises or neighboring properties. Notwithstanding the foregoing, Lessee may use any ordinary and customary materials reasonably required to be used in the normal course of the Agreed Use, ordinary office supplies (copier toner, liquid paper, glue, etc.) and common household cleaning materials, so long as such use is in compliance with all Applicable Requirements, is not a Reportable Use, and does not expose the Premises or neighboring property to any meaningful risk of contamination or damage or expose Lessor to any liability therefor.
     (b) Duty to Inform Lessor. If Lessee knows, or has reasonable cause to believe, that a Hazardous Substance has come to be located in, on, under or about the Premises, other than as previously consented to by Lessor (including as allowed under the last sentence of subsection (a) immediately preceding), Lessee shall immediately give written notice of such fact to Lessor, and provide Lessor with a copy of any report, notice, claim or other documentation which it has concerning the presence of such Hazardous Substance.
     (c) Lessee Remediation. Lessee shall not cause or permit any Hazardous Substance to be spilled or released in, on, under, or about the Premises (including through the plumbing or sanitary sewer system) and shall promptly, at Lessee’s expense, comply with all Applicable Requirements and take all investigatory and/or remedial action reasonably recommended, whether or not formally ordered or required, for the cleanup of any contamination of, and for the maintenance, security and/or monitoring of the Premises or neighboring properties, that was caused or materially contributed to by Lessee, or pertaining to or involving any Hazardous Substance brought onto the Premises during the term of this Lease, by or at the direction of Lessee. Notwithstanding the foregoing, the foregoing remediation obligation of the Lessee applies only to Hazardous Substance issues that are caused by the Lessee, or Lessee’s agents, servants, employees, contractors, licensees, tenants/subtenants, representatives, officers, directors, parties directed or controlled by Lessee, or anyone by, through, or under Lessee. Nothing in this Lease shall limit or otherwise reduce or diminish any obligations or liabilities of the Lessee under the REPC with respect to Hazardous Substance issues under that document. Likewise nothing herein expands or increases the obligations or liabilities of Lessee as Seller under the REPC with respect to the Hazardous Substance issues thereunder.
     (d) Lessee Indemnification. Lessee shall indemnify, defend and hold Lessor, its agents, employees, lenders and ground lessor, if any, harmless from and against any and all loss of rents and/or damages, liabilities, judgments, claims, expenses, penalties, and attorneys’ and consultants’ fees arising out of or involving any Hazardous Substance brought onto the Premises by or for Lessee, or any third party (other than Lessor, its agents, employees, representatives, officers, directors or other parties directed or controlled by Lessor) (provided, however, that Lessee shall have no liability under this Lease with respect to underground migration of any Hazardous Substance under the Premises from adjacent properties not caused or contributed to by Lessee). Lessee’s obligations shall include, but not be limited to, the effects of any contamination or injury to person, property or the environment created or suffered by Lessee, and the cost of investigation, removal, remediation, restoration and/or abatement, and shall survive the expiration or termination of this Lease. No termination, cancellation or release agreement entered into by Lessor and Lessee shall release Lessee from its obligations under this Lease with respect to Hazardous Substances, unless specifically so agreed by Lessor in writing at the time of such agreement. Nothing in this Lease shall limit or otherwise reduce or diminish any obligations or liabilities of the Lessee under the REPC with respect to Hazardous Substance issues specifically addressed thereunder.

Likewise nothing herein expands or increases the obligations or liabilities of Lessee as Seller under the REPC with respect to the Hazardous Substance issues specifically addressed thereunder.
     (e) Lessor Indemnification. Lessor and its successors and assigns shall indemnify, defend, reimburse and hold Lessee, its employees and lenders, harmless from and against any and all environmental damages, including the cost of remediation, which result from the release of Hazardous Substances in violation of any Applicable Requirements which are caused by Lessor or Lessor’s agents, employees, representatives, officers, directors or other parties directed or controlled by Lessor. Lessor’s obligations, as and when required by the Applicable Requirements, shall include, but not be limited to, the cost of investigation, removal, remediation, restoration and/or abatement, and shall survive the expiration or termination of this Lease. If any action or proceeding is brought against Lessee by reason of any of the foregoing matters, Lessor shall upon notice defend the same at Lessor’s expense by counsel reasonably satisfactory to Lessee and Lessee shall cooperate with Lessor in such defense. Lessee need not have first paid any such claim in order to be defended or indemnified.
     (f) Investigations and Remediations. Except as otherwise provided by law or by the REPC and subject to the terms of the REPC if contrary, Lessor shall retain the responsibility and pay for any investigations or remediation measures required by governmental entities having jurisdiction with respect to the existence of Hazardous Substances on the Premises prior to the Commencement Date, unless such remediation measure is required as a result of any contamination caused by Lessee, its agents, employees, representatives, officers, directors, subtenants, licensees, or other parties directed or controlled by Lessee (including “Alterations”, as defined in paragraph 7.3(a) below), in which event Lessee shall be responsible for such payment. Lessee shall cooperate fully in any such activities at the request of Lessor, including allowing Lessor and Lessor’s agents to have reasonable access to the Premises at reasonable times in order to carry out Lessor’s investigative and remedial responsibilities.
     (g) Lessor Termination Option. If a Hazardous Substance Condition (see Paragraph 9.1(e)) occurs during the term of this Lease, unless Lessee is legally responsible therefor (in which case Lessee shall make the investigation and remediation thereof required by the Applicable Requirements and this Lease shall continue in full force and effect, but subject to Lessor’s rights under Paragraph 6.2(d) and Paragraph 13), Lessor may, at Lessor’s option, either (i) investigate and remediate such Hazardous Substance Condition, if required, as soon as reasonably possible at Lessor’s expense, in which event this Lease shall continue in full force and effect, or (ii) if the estimated cost to remediate such condition exceeds 12 times the then monthly Base Rent or $300,000, whichever is greater, give written notice to Lessee, within 30 days after receipt by Lessor of knowledge of the occurrence of such Hazardous Substance Condition, of Lessor’s desire to terminate this Lease as of the date 60 days following the date of such notice. In the event Lessor elects to give a termination notice, Lessee may, within 10 days thereafter, give written notice to Lessor of Lessee’s commitment to pay the amount by which the cost of the remediation of such Hazardous Substance Condition exceeds an amount equal to 12 times the then monthly Base Rent or $300,000, whichever is greater. Lessee shall provide Lessor with said funds or satisfactory assurance thereof within 30 days following such commitment. In such event, this Lease shall continue in full force and effect, and Lessor shall proceed to make such remediation as soon as reasonably possible after the required funds are available. If Lessee does not give such notice and provide the required funds or assurance thereof within the time provided, this Lease shall terminate as of the date specified in Lessor’s notice of termination.
     6.3. Lessee’s Compliance with Applicable Requirements. Except as otherwise provided in this Lease, Lessee shall, at Lessee’s sole expense, fully, diligently and in a timely manner, materially comply with all Applicable Requirements, the requirements of any applicable fire insurance underwriter or rating bureau, and the recommendations of Lessor’s engineers and/or consultants which relate in any manner to the such Applicable Requirements, without regard to whether such Applicable Requirements are now in effect or become effective after the Commencement Date. Lessee shall, within 10 days after receipt of Lessor’s written request, provide Lessor with copies of all permits and other documents, and other information evidencing Lessee’s compliance with any Applicable Requirements specified by Lessor, and shall immediately upon receipt, notify Lessor in writing (with copies of any documents involved) of any threatened or actual claim, notice, citation, warning, complaint or report pertaining to or involving the failure of Lessee or the Premises to comply with any Applicable Requirements. Likewise, Lessee shall immediately give written notice to Lessor of: (i) any water damage to the Premises and any suspected seepage, pooling, dampness or other condition conducive to the production of mold; or (ii) any mustiness or other odors that might indicate the presence of mold in the Premises.
     6.4. Inspection; Compliance. Lessor and Lessor’s “Lender” (as defined in Paragraph 30) and consultants shall have the right to enter into Premises at any time in the case of an emergency, and otherwise at reasonable times after reasonable notice, for the purpose of inspecting the condition of the Premises and for verifying compliance by Lessee with this Lease. The cost of any such inspections shall be paid by Lessor, unless a violation of Applicable Requirements, or a Hazardous Substance Condition (see paragraph 9.1) is found to exist or be imminent, or the inspection is requested or ordered by a governmental authority. In such case, Lessee shall, upon request, reimburse Lessor for the cost of such inspection, so long as such inspection is reasonably and directly related to the violation or contamination. In addition, Lessee shall provide copies of all relevant material safety data sheets (MSDS) to Lessor within 10 days of the receipt of a written request therefor. Lessor shall use commercially reasonable efforts to minimize any disturbance and interference with Lessee’s business operations as a result of any entry upon the Premises and such entry shall not be deemed to violate the covenant of quiet enjoyment or be deemed a constructive eviction; provided however, if Lessor’s entry disturbs and interferes with Lessee’s business operations, Base Rent payable hereunder shall abate during the period of disturbance. Lessor will be responsible for any physical damage to the Premises caused by such entry.
7.	Maintenance; Repairs, Utility Installations; Trade Fixtures and Alterations.
     7.1. Lessee’s Obligations. The Lessee shall make no Alterations or Utility Installations without prior consent of Lessor, which consent shall not be unreasonably withheld or delayed. Lessee may, however, make non-structural Alterations and/or Utility Installations to the interior of the Premises without such consent but upon notice to Lessor, as long as they: (a) are not visible from the outside, (b) do not involve puncturing, relocating or removing the roof or any existing walls or placing anything on the roof, (c) will not affect the electrical, plumbing, HVAC, and/or life safety systems, and (d) the cumulative cost thereof during this Lease as extended does not exceed a sum equal to 3 month’s Base Rent in the aggregate or a sum equal to one month’s Base Rent in any one year.
     (a) In General. Subject to the provisions of Paragraph 2.2 (Condition), 2.3 (Compliance), 6.3 (Lessee’s Compliance with Applicable Requirements), 7.2 (Lessor’s Obligations), 9 (Damage or Destruction), and 14 (Condemnation), Lessee shall, at Lessee’s sole expense, keep the Premises, Utility Installations (intended for Lessee’s exclusive use, no matter where located), and Alterations, if any, in the condition that existed at the Commencement Date and also consistent with any warranty provision of the REPC that survives the closing of the REPC and, without limiting the foregoing, shall keep, maintain and repair such items in good, working order. The foregoing obligation shall include, but not be limited to, all equipment or facilities, such as plumbing, HVAC equipment, electrical, lighting facilities, boilers, pressure vessels, fire protection system, fixtures, walls (interior and exterior), ceilings, roof drainage systems, roof membrane, downspouts, floors, windows, doors, plate glass, skylights, landscaping, driveways, parking lots, fences, retaining walls, signs, sidewalks and parkways located in, on, or adjacent to the Premises. Specifically excluded are structural elements of the Premises and the foundation, which the Landlord shall maintain. In addition, Lessee agrees to sweep and clean and remove all dirt and debris from the parking areas, sidewalks and service areas located on the Premises on a regular basis, as frequently as necessary to keep such areas in a clean and sightly condition, and shall maintain and irrigate all landscaped areas so that any landscaping is kept in a clean and thriving condition. Lessee, in keeping the Premises in the condition required for delivery under the REPC, shall exercise and perform good maintenance practices, specifically including the procurement and maintenance of the service contract required by Paragraph 7.1(b) below. Lessee’s obligations shall include restorations, replacements or renewals when necessary to keep the Premises and all improvements thereon up to the specified standard. The REPC standards apply to the interior and exterior of the building constituting the Premises.’

     (b) Service Contracts. Lessee shall keep the current HVAC service contract in force during the Original Term and any extended term.
     (c) Failure to Perform. If Lessee fails to perform Lessee’s obligations under this Paragraph 7.1, Lessor may enter upon the Premises after 5 days’ prior written notice to Lessee (except in the case of an emergency, in which case no notice shall be required), perform such obligations on Lessee’s behalf, and put the Premises in good order, condition and repair, and Lessee shall promptly pay (no later than thirty (30) days after the date of the statement of such costs) to Lessor a sum equal to the reasonable cost thereof.
     (d) Replacement. [Intentionally Omitted]
     7.2. Lessor’s Obligations. Lessor shall maintain, repair and replace the structural elements of the Premises, such as the foundation and structural members of the roof. Subject to Lessee’s proper maintenance and repair of the roof membrane, Lessor shall also be responsible to replace the roof at such time as the roof can no longer be maintained in its existing condition as reasonably determined by Lessor. Lessee shall notify Lessor of any need for Lessor to perform maintenance, repairs, or replacements under this Lease. Lessor shall have no obligation to perform any work until Lessor receives written notice from Lessee. Upon receipt of notice from Lessee, Lessor shall use commercially reasonable efforts to cause the maintenance, repairs, and replacement to be performed in a timely and diligent manner. Subject to Lessor’s obligations set forth previously in this Section 7.2, the provisions of Paragraphs 2.2 (Condition), 2.3 (Compliance), 9 (Damage or Destruction) and 14 (Condemnation), it is intended by the Parties hereto that, except for damage, loss or destruction caused by Lessor, Lessor’s agents, employees, representatives or other parties directed or controlled by Lessor, Lessor shall have no obligation, in any manner whatsoever, to repair and maintain the Premises, or the equipment therein, all of which obligations are intended to be that of the Lessee. It is the intention of the Parties that the terms of this Lease govern the respective obligations of the Parties as to maintenance and repair of the Premises, and they expressly waive the benefit of any statute now or hereafter in effect to the extent it is inconsistent with the terms of this Lease. Notwithstanding the foregoing, all structural elements of the Premises, including the foundation and exterior walls shall be the responsibility of the Lessor.
     7.3. Utility Installations; Trade Fixtures; Alterations.
     (a) Definitions. The term “Utility Installations“ refers to all floor and window coverings, air and/or vacuum lines, power panels, electrical distribution, security and fire protection systems, communication cabling, lighting fixtures, HVAC equipment, plumbing, and fencing in or on the Premises. The term “Trade Fixtures” shall mean Lessee’s machinery and equipment that can be removed without doing material damage to the Premises. The term “Alterations” shall mean any modification of the improvements, other than Utility Installations or Trade Fixtures, whether by addition or deletion.

“Lessee Owned Alterations and/or Utility Installations“ are defined as Alterations and/or Utility Installations made by Lessee that are not yet owned by Lessor pursuant to Paragraph 7.4(a).
     (b) Consent. Notwithstanding anything herein to the contrary, Lessee shall not make or permit any roof penetrations and/or install anything on the roof without the prior written consent of Lessor. Lessor may, as a precondition to giving its consent, require Lessee to utilize a contractor chosen and/or approved by Lessor. Any Alterations or Utility Installations that Lessee shall desire to make and which require the consent of the Lessor shall be presented to Lessor in written form with detailed plans. Consent shall be deemed conditioned upon Lessee’s: (i) acquiring all applicable governmental permits, (ii) furnishing Lessor with copies of both the permits and the plans and specifications prior to commencement of the work, and (iii) compliance with all conditions of said permits and other Applicable Requirements in a prompt and expeditious manner. Lessor agrees not to unreasonably hold any such consent. Any Alterations or Utility Installations shall be performed in a workmanlike manner with good and sufficient materials. Lessee shall promptly upon completion furnish Lessor with as-built plans and specifications. For work which costs an amount in excess of one month’s Base Rent, Lessor may condition its consent upon Lessee providing a lien (payment) and completion (performance) bond in an amount equal to 150% of the estimated cost of such Alteration or Utility Installation and/or upon Lessee’s posting an additional Security Deposit with Lessor which would be released upon completion of such work and payment of the attendant obligations.
     (c) Liens; Bonds. Lessee shall pay, when due, all claims for labor or materials furnished or alleged to have been furnished to or for Lessee at or for use on the Premises, which claims are or may be secured by any mechanic’s or materialmen’s lien against the Premises or any interest therein. Lessee shall give Lessor not less than 10 days notice prior to the commencement of any work in, on or about the Premises, and Lessor shall have the right to post notices of non-responsibility. If Lessee shall contest the validity of any such lien, claim or demand, then Lessee shall, at its sole expense defend and protect itself, Lessor and the Premises against the same and shall pay and satisfy any such adverse judgment that may be rendered thereon before the enforcement thereof. If Lessor shall require, Lessee shall furnish a surety bond in an amount equal to 150% of the amount of such contested lien, claim or demand, indemnifying Lessor against liability for the same. If Lessor elects to participate in any such action, Lessee shall pay Lessor’s attorneys’ fees and costs.
     7.4. Ownership; Removal; Surrender; and Restoration.
     (a) Ownership. Subject to Lessor’s right to require removal or elect ownership as hereinafter provided, all Alterations and Utility Installations made by Lessee shall be the property of Lessee, but considered a part of the Premises. Unless otherwise instructed per paragraph 7.4(b) hereof, all Lessee

Owned Alterations and Utility Installations shall, at the expiration or termination of this Lease, become the property of Lessor and be surrendered by Lessee with the Premises.
     (b) Removal. By delivery to Lessee of written notice from Lessor not earlier than 90 and not later than 30 days prior to the end of the term of this Lease, Lessor may require that any or all Lessee Owned Alterations or Utility Installations be removed by the expiration or termination of this Lease. Lessor may require the removal at any time of all or any part of any Lessee Owned Alterations or Utility Installations made without the required consent.
     (c) Surrender; Restoration. Lessee shall surrender the Premises by the Expiration Date or any earlier termination date, with all of the improvements, parts and surfaces thereof broom clean and free of debris, and in good operating order, condition and state of repair, ordinary wear and tear excepted. “Ordinary wear and tear” shall not include any damage or deterioration that would have been prevented by good maintenance practice. Lessee shall repair any damage occasioned by the installation, maintenance or removal of Trade Fixtures, Lessee Owned Alterations and/or Utility Installations, furnishings, and equipment as well as the removal of any storage tank installed by or for Lessee. Lessee shall completely remove from the Premises any and all Hazardous Substances brought onto the Premises by or at the direction of Lessee, or any third party other than Lessor, its employees, agents, representatives or other controlled or directed persons or entities (except Hazardous Substances which were deposited via underground migration from areas outside of the Premises, or if applicable, the Premises) even if such removal would require Lessee to perform or pay for work that exceeds statutory requirements. Trade Fixtures shall remain the property of Lessee and shall be removed by Lessee. Any personal property of Lessee not removed on or before the Expiration Date or any earlier termination date shall be deemed to have been abandoned by Lessee and may be disposed of or retained by Lessor as Lessor may desire. The failure by Lessee to timely vacate the Premises pursuant to this Paragraph 7.4(c) without the express written consent of Lessor shall constitute a holdover under the provisions of Paragraph 26 below.
8.	Insurance; Indemnity.
     8.1. Payment For Insurance. Notwithstanding the language hereinafter set forth, Lessee’s full obligation for insurance reimbursement to Lessor for Lessor’s cost of insurance shall be satisfied if Lessee pays the Reimbursement Obligations as set forth hereinabove. Lessee shall pay for all insurance required to be maintained by Lessee under Paragraph 8.
     8.2. Liability Insurance.
     (a) Carried by Lessee. Lessee shall obtain and keep in force a Commercial General Liability policy of insurance protecting Lessee against claims for bodily injury, personal injury and property damage based upon or arising out of the ownership, use, occupancy or maintenance of the Premises and all areas appurtenant thereto. Such insurance shall be on an occurrence basis providing single limit coverage in an amount not less than $1,000,000 per occurrence with an annual aggregate of not less than $2,000,000. The limits of said insurance shall not, however, limit the liability of Lessee nor relieve Lessee of any obligation hereunder. Lessor shall be endorsed as an additional insured under Lessee’s Commercial General Liability policy pursuant to an endorsement acceptable to Lessor. Lessee shall provide an endorsement on its liability policy(ies) which provides that its insurance shall be primary to and not contributory with any similar insurance carried by Lessor, whose insurance shall be considered excess insurance only.
     (b) Carried by Lessor. Lessor shall maintain liability insurance as described in Paragraph 8.2(a), in addition to, and not in lieu of, the insurance required to be maintained by Lessee. Lessee shall not be named as an additional insured therein. Lessor’s liability insurance coverage shall be secondary and non-contributing to Lessee’s insurance coverage.
     8.3. Property Insurance — Building, Improvements and Rental Value.
     (a) Building and Improvements. The Insuring Party shall obtain and keep in force a policy or policies of commercial property insurance in the name of Lessor, with loss payable to Lessor, any ground-lessor, and to any Lender insuring loss or damage to the Premises. The amount of such insurance shall be equal to the full insurable replacement cost of the Premises, as the same shall exist from time to time, or the amount required by any Lender, but in no event more than the commercially reasonable and available insurable value thereof. If Lessor is the Insuring Party, however, Lessee Owned Alterations and Utility Installations, Trade Fixtures, and Lessee’s personal property shall be insured by Lessee under Paragraph 8.4 rather than by Lessor. If the coverage is available and commercially appropriate, such policy or policies shall insure against all risks of direct physical loss or damage (except the perils of flood and/or earthquake unless required by a Lender), including coverage for debris removal and the enforcement of any Applicable Requirements requiring the upgrading, demolition, reconstruction or replacement of any portion of the Premises as the result of a covered loss. Said policy or policies shall also contain an agreed valuation provision in lieu of any coinsurance clause, waiver of subrogation, and inflation guard protection causing an increase in the annual property insurance coverage amount by a factor of not less than the adjusted U.S. Department of Labor Consumer Price Index for All Urban Consumers for the city nearest to where the Premises are located. If such insurance coverage has a deductible clause, the deductible amount shall not exceed $1,000 per occurrence, and Lessee shall be liable for such deductible amount in the event of an Insured Loss.
     (b) Rental Value. The Insuring Party shall obtain and keep in force a policy or policies in the name of Lessor with loss payable to Lessor and any Lender, insuring the loss of the full Rent for one year with an extended period of indemnity for an additional 180 days (“Rental Value insurance”). Said insurance shall contain an agreed valuation provision in lieu of any coinsurance clause, and the amount of coverage shall be adjusted annually to reflect the projected Rent otherwise payable by Lessee, for the next 12 month period. Lessee shall be liable for any deductible amount in the event of such loss.
     8.4. Lessee’s Property.
     (a) Property Damage. Lessee shall obtain and maintain insurance coverage on all of Lessee’s personal property, Trade Fixtures, and Lessee Owned Alterations and Utility Installations. Such insurance shall be full replacement cost coverage with a deductible of not to exceed $100,000 per occurrence. The proceeds from any such insurance shall be used by Lessee for the replacement of personal property, Trade Fixtures and Lessee Owned Alterations and Utility Installations.
     (b) No Representation of Adequate Coverage. Lessor makes no representation that the limits of forms of insurance coverage specified herein are adequate to cover Lessee’s property, business operations or obligations under this Lease.
     8.5. Insurance Policies. Insurance required herein shall be by companies duly licensed or admitted to transact business in the state where the Premises are located, and maintaining during the policy term a “General Policyholders Rating” of at least A-, VI, as set forth in the most current issue of “Best’s Insurance Guide”, or such other rating as may be required by a Lender. Lessee shall not do or permit to be done anything which invalidates the required insurance policies. Lessee shall, prior to the Commencement Date, deliver to Lessor certified copies of policies of such insurance or certificates evidencing the existence and amounts of the required insurance. No such policy shall be cancelable or subject to modification except after 30 days prior written notice to Lessor. Lessee shall, at least 10 days prior to the expiration of such policies, furnish Lessor with evidence of renewals or “insurance binders” evidencing renewal thereof, or Lessor may order such insurance and charge the cost thereof to Lessee, which amount shall be payable by Lessee to Lessor upon demand. Such policies shall be for a term of at least one year, or the length of the remaining term of this Lease, whichever is less. If either Party shall fail to procure and maintain the insurance required to be carried by it, the other Party may, but shall not be required to, procure and maintain the same.
     8.6. Waiver of Subrogation. Without affecting any other rights or remedies, Lessee and Lessor each hereby release and relieve the other, and waive their entire right to recover damages against the other, for loss of or damage to their respective property arising out of or incident to the perils required to be insured against herein. The effect of such releases and waivers is not limited by the amount of insurance carried or required, or by any deductibles applicable hereto. The Parties agree to have their respective property damage insurance carriers waive any right to subrogation that such companies may have against Lessor or Lessee, as the case may be, so long as the insurance is not invalidated thereby.

     8.7. Indemnity. Except for Lessor’s negligence or willful misconduct (including the negligence or willful misconduct of Lessor’s employees, agents, representatives or other controlled or directed persons or entities), Lessee shall indemnify, protect, defend and hold harmless the Premises, Lessor and its agents, from and against any and all claims, loss of rents and/or damages, liens, judgments, penalties, attorneys’ and consultants’ fees, expenses and/or liabilities arising out of the acts or omissions of Lessee, its agents, servants, employees, contractors, representatives, guests, and invitees in or about the Premises and involving, or in connection with, the use and/or occupancy of the Premises by Lessee. If any action or proceeding is brought against Lessor by reason of any of the foregoing matters, Lessee shall upon notice defend the same at Lessee’s expense by counsel reasonably satisfactory to Lessor and Lessor shall cooperate with Lessee in such defense. Lessor need not have first paid any such claim in order to be defended or indemnified. Lessee’s obligation with respect to any indemnification under this Lease shall remain effective notwithstanding the expiration or termination of this Lease, as to claims or liability arising or accruing prior to the expiration or termination of this Lease; provided that this indemnification obligation shall expire upon the 1-year anniversary of any such expiration or termination.
     8.8. Exemption of Lessor and its Agents from Liability. Neither Lessor nor its agents shall be liable under any circumstances, other than for gross negligence or willful misconduct for: (i) injury or damage to the person or goods, wares, merchandise or other property of Lessee, Lessee’s employees, contractors, invitees, customers, or any other person in or about the Premises, whether such damage or injury is caused by or results from fire, steam, electricity, gas, water or rain, indoor air quality, the presence of mold or from the breakage, leakage, obstruction or other defects of pipes, fire sprinklers, wires, appliances, plumbing, HVAC or lighting fixtures, or from any other cause, whether the said injury or damage results from conditions arising upon the Premises or upon other portions of the building of which the Premises are a part, or from other sources or places, (ii) any damages arising from any act or neglect of any other tenant of Lessor or from the failure of Lessor or its agents to enforce the provisions of any other lease for space adjacent to the Premises, or (iii) injury to Lessee’s business or for any loss of income or profit therefrom. Instead, it is intended that Lessee’s sole recourse in the event of such damages or injury be to file a claim on the insurance policy(ies) that Lessee is required to maintain pursuant to the provisions of paragraph 8. However, with respect to matters for which the Lessor (including the employees, agents, representatives and any person or entity controlled or directed by the Lessor) has sole and exclusive responsibility and liability for gross negligence and intentional wrongdoing, Lessor hereby indemnifies, agrees to defend and hold Lessee harmless from and against any and all claims, loss or damages, liens, judgments, penalties, attorneys’ and consultants’ fees, expenses and/or liabilities arising out of, involving, or in connection with, the said negligence or intentional wrongdoing of the Lessor.

9. Damage or Destruction. Notwithstanding the following language, the Lessee and Lessor hereby agree that any material damage to the Premises that constitutes Premises Partial Damage shall result, at the option of the Lessee in a termination of this Lease. Lessor shall notify Lessee of the estimate time to repair the damage in the event of a Premises Partial Damage. Within ten (10) days after notice from Lessor of the timing to repair the Premises, Lessee shall notify Lessor in writing if Lessee elects to terminate the Lease. If Lessee fails to timely notify Lessor of its election to terminate the Lease, Lessee shall be deemed to have elected to keep the Lease if full force and effect and to have waived its right to terminate the Lease. In such an event, Lessor shall proceed to repair the damage pursuant to the terms of Section 9.2 and 9.3 below. Use of insurance proceeds shall be as specified hereinafter.
     9.1. Definitions.
     (a) “Premises Partial Damage” shall mean damage or destruction to the improvements on the Premises, other than Lessee Owned Alterations and Utility Installations, which can reasonably be repaired in 6 months or less from the date of the damage or destruction. Lessor shall notify Lessee in writing within 30 days from the date of the damage or destruction as to whether or not the damage is Partial or Total. Notwithstanding the foregoing, Premises Partial Damage shall not include damage to windows, doors, and/or other similar items which Lessee has the responsibility to repair or replace pursuant to the provisions of Paragraph 7.1.
     (b) “Premises Total Destruction” shall mean damage or destruction to the Premises, other than Lessee Owned Alterations and Utility Installations and Trade Fixtures, which cannot reasonably be repaired in 6 months or less from the date of the damage or destruction. Lessor shall notify Lessee in writing within 30 days from the date of the damage or destruction as to whether or not the damage is Partial or Total.
     (c) “Insured Loss” shall mean damage or destruction to improvements on the Premises, other than Lessee Owned Alterations and Utility Installations and Trade Fixtures, which was caused by an event required to be covered by the insurance described in Paragraph 8.3(a), irrespective of any deductible amounts or coverage limits involved and for which insurance proceeds are made available and actually received by Lessor for repair and reconstruction.
     (d) “Replacement Cost” shall mean the cost to repair or rebuild the improvements owned by Lessor at the time of the occurrence to their condition existing immediately prior thereto, including demolition, debris removal and upgrading required by the operation of Applicable Requirements, and without deduction for depreciation.
     (e) “Hazardous Substance Condition” shall mean the occurrence or discovery of a condition involving the presence of, or a contamination by, a Hazardous Substance as defined in Paragraph 6.2(a), in, on, or under the Premises which requires repair, remediation, or restoration.

     9.2. Partial Damage — Insured Loss. If a Premises Partial Damage that is an Insured Loss occurs, then Lessor shall, at Lessor’s expense, repair such damage (but not Lessee’s Trade Fixtures or Lessee Owned Alterations and Utility Installations) as soon as reasonably possible and this Lease shall continue in full force and effect; provided, however, that Lessee shall, at Lessor’s election, make the repair of any damage or destruction the total cost to repair of which is $10,000 or less, and, in such event, Lessor shall make any applicable insurance proceeds available to Lessee on a reasonable basis for that purpose. Notwithstanding the foregoing, if the required insurance was not in force or the insurance proceeds are not sufficient to effect such repair, the Insuring Party shall promptly contribute the shortage in proceeds (except as to the deductible which is Lessee’s responsibility) as and when required to complete said repairs. In the event, however, such shortage was due to the fact that, by reason of the unique nature of the improvements, full replacement cost insurance coverage was not commercially reasonable and available, Lessor shall have no obligation to pay for the shortage in insurance proceeds or to fully restore the unique aspects of the Premises unless Lessee provides Lessor with the funds to cover same, or adequate assurance thereof, within 10 days following receipt of written notice of such shortage and request therefor. If Lessor receives said funds or adequate assurance thereof within said 10 day period, the party responsible for making the repairs shall complete them as soon as reasonably possible and this Lease shall remain in full force and effect. If such funds or assurance are not received, Lessor may nevertheless elect by written notice to Lessee within 10 days thereafter to: (i) make such restoration and repair as is commercially reasonable with Lessor paying any shortage in proceeds, in which case this Lease shall remain in full force and effect, or (ii) have this Lease terminate 30 days thereafter. Lessee shall not be entitled to reimbursement of any funds contributed by Lessee to repair any such damage or destruction. Premises Partial Damage due to flood or earthquake shall be subject to Paragraph 9.3, notwithstanding that there may be some insurance coverage, but the net proceeds of any such insurance shall be made available for the repairs if made by either Party.
     9.3. Partial Damage — Uninsured Loss. If a Premises Partial Damage that is not an Insured Loss occurs, unless caused by a negligent or willful act of Lessee (in which event Lessee shall make the repairs at Lessee’s expense), Lessor may either: (i) repair such damage as soon as reasonably possible at Lessor’s expense, in which event this Lease shall continue in full force and effect, or (ii) terminate this Lease by giving written notice to Lessee within 30 days after receipt by Lessor of knowledge of the occurrence of such damage. Such termination shall be effective 60 days following the date of such notice. In the event Lessor elects to terminate this Lease, Lessee shall have the right within 10 days after receipt of the termination notice to give written notice to Lessor of Lessee’s commitment to pay for the repair of such damage without reimbursement from Lessor. Lessee shall provide Lessor with said funds or satisfactory assurance thereof within 30 days after making such commitment. In such event this Lease shall continue in full force and effect, and Lessor shall proceed to make such repairs as soon as reasonably possible after the required funds are available. If Lessee does not make the required commitment, this Lease shall terminate as of the date specified in the termination notice.
     9.4. Total Destruction. Notwithstanding any other provision hereof, if a Premises Total Destruction occurs, this Lease shall terminate 60 days following such Destruction.
     9.5. Damage Near End of Term. If at any time during the last 2 years of this Lease there is damage for which the cost to repair exceeds one month’s Base Rent, whether or not an Insured Loss, Lessor may terminate this Lease effective 60 days following the date of occurrence of such damage by giving a written termination notice to Lessee within 30 days after the date of occurrence of such damage. Notwithstanding the foregoing, if Lessee at that time has an exercisable option to extend this Lease or to purchase the Premises, then Lessee may preserve this Lease by, (a) exercising such option and (b) providing Lessor with any shortage in insurance proceeds (or adequate assurance thereof) needed to make the repairs on or before the earlier of (i) the date which is 10 days after Lessee’s receipt of Lessor’s written notice purporting to terminate this Lease, or (ii) the day prior to the date upon which such option expires. If Lessee duly exercises such option during such period and provides Lessor with funds (or adequate assurance thereof) to cover any shortage in insurance proceeds, Lessor shall, at Lessor’s commercially reasonable expense, repair such damage as soon as reasonably possible and this Lease shall continue in full force and effect. If Lessee fails to exercise such option and provide such funds or assurance during such period, then this Lease shall terminate on the date specified in the termination notice and Lessee’s option shall be extinguished.
     9.6. Abatement of Rent; Lessee’s Remedies.
     (a) Abatement. In the event of Premises Partial Damage or Premises Total Destruction or a Hazardous Substance Condition for which Lessee is not responsible under this Lease, the Rent payable by Lessee for the period required for the repair, remediation or restoration of such damage shall be abated in proportion to the degree to which Lessee’s use of the Premises is impaired, but not to exceed the proceeds received from the Rental Value insurance. All other obligations of Lessee hereunder shall be performed by Lessee, and Lessor shall have no liability for any such damage, destruction, remediation, repair or restoration except as provided herein.
     (b) Remedies. If Lessor shall be obligated to repair or restore the Premises and does not commence, in a substantial and meaningful way, such repair or restoration within 90 days after such obligation shall accrue, Lessee may, at any time prior to the commencement of such repair or restoration, give written notice to Lessor and to any lenders of which Lessee has actual notice, of Lessee’s election to either: (a) terminate this Lease on a date not less than 60 days following the giving of such notice, or (b) perform Lessor’s obligations and repair the damage and restore the Premises. If Lessee gives such notice and such repair or restoration is not commenced within 30 days thereafter, this Lease shall terminate as of the date specified in said notice, or, if elected by Lessee, Lessee shall be deemed to have assumed Lessor’s obligations to repair and restore the Premises. In such an event, Lessor shall make available to Lessee the proceeds of insurance. Other than Lessee’s rights to the proceeds of insurance, Lessee shall not have any claim against Lessor. If the repair or restoration is commenced within such 30 days, this Lease shall continue in full force and effect and Lessee shall not have the right to perform the repairs. “Commence” shall mean either the unconditional authorization of the preparation of the required plans, or the beginning of the actual work on the Premises, whichever first occurs.
     9.7. Termination; Advance Payments. Upon termination of this Lease pursuant to Paragraph 6.2(g) or Paragraph 9, an equitable adjustment shall be made concerning advance Base Rent and any other advance payments made by Lessee to Lessor. Lessor shall, in addition, return to Lessee so much of Lessee’s Security Deposit or the Obligation Deposit, as the case may be, as has not been, or is not then required to be, used by Lessor.
     9.8. Waive Statutes. Lessor and Lessee agree that the terms of this Lease shall govern the effect of any damage to or destruction of the Premises with respect to the termination of this Lease and hereby waive the provisions of any present or future statute to the extent inconsistent herewith.
10.	Real Property Taxes.
     10.1. Definition. As used herein, the term “Real Property Taxes” shall include any form of assessment; real estate, general, special, ordinary or extraordinary, or rental levy or tax (other than inheritance, personal income or estate taxes); improvement bond; and/or license fee imposed upon or levied against any legal or equitable interest of Lessor in the Premises or the real property of which the Premises is a part, including Lessor’s right to other income therefrom, and/or Lessor’s business of leasing, by any authority having the direct or indirect power to tax and where the funds are generated with reference to the Building address and where the proceeds so generated are to be applied by the city, county or other local taxing authority of a jurisdiction within which the Premises are located. Real Property Taxes shall also include any tax, fee, levy, assessment or charge, or any increase therein: (i) imposed by reason of events occurring during the term of this Lease, including but not limited to, a change in the ownership of the Premises, and (ii) levied or assessed on machinery or equipment provided by Lessor to Lessee pursuant to this Lease.
     10.2. Payment of Taxes. Lessee shall reimburse Lessor for Real Property Taxes through the Reimbursement Obligations
     10.3. Joint Assessment. If the Premises are not separately assessed, Lessee’s liability shall be an equitable proportion of the Real Property Taxes for all of the land and improvements included within the tax parcel assessed, such proportion to be conclusively determined by Lessor from the respective valuations assigned in the assessor’s work sheets or such other information as may be reasonably available.
     10.4. Personal Property Taxes. Lessee shall pay, prior to delinquency, all taxes assessed against and levied upon Lessee Owned Alterations, Utility Installations, Trade Fixtures, furnishings, equipment and all personal property of Lessee. When possible, Lessee shall cause its Lessee Owned Alterations and Utility Installations, Trade Fixtures, furnishings, equipment and all other personal property to be assessed and billed separately from the real property of Lessor. If any of Lessee’s said property shall be assessed with Lessor’s real property, Lessee shall pay Lessor the taxes attributable to Lessee’s property within 10 days after receipt of a written statement setting forth the taxes applicable to Lessee’s property.
11.  Utilities and Services. Lessee shall pay for all water, gas, heat, light, power, telephone, trash disposal and other utilities and services supplied to the Premises, together with any taxes thereon. If any such services are not separately metered or billed to Lessee, Lessee shall pay a reasonable proportion, to be determined by Lessor, of all charges jointly metered or billed. There shall be no abatement of rent and Lessor shall not be liable in any respect whatsoever for the inadequacy, stoppage, interruption or discontinuance of any utility or service due to riot, strike, labor dispute, breakdown, accident, repair or other cause beyond Lessor’s reasonable control or in cooperation with governmental request or directions.
12.	Assignment and Subletting.
     12.1. Lessor’s Consent Required.
     (a) Lessee shall not voluntarily or by operation of law assign, transfer, mortgage or encumber (collectively, “assign” or “assignment”) or sublet all or any part of Lessee’s interest in this Lease or in the Premises; provided, however, Lessee may assign this Lease or sublet all or a portion of the Premises to a person or entity with financial capacity not materially lower than that of Lessee or the Guarantor subject to the consent of Lessor’, which consent shall not be unreasonably withheld. Lessee represents that it intends to assign the Premises and this Lease to Lumenis Inc. Lessor hereby consents to the assignment of this Lease by Lessee to Lumenis Inc., a Massachusetts corporation, without release of Lessor and with appropriate assumption hereof by Lumenis Inc., all subject to the terms and conditions set forth in this Lease.
     (b) [Intentionally deleted]
     (c) [Intentionally deleted]

     (d) An assignment or subletting without consent shall, at Lessor’s option, be a Default curable after notice per Paragraph 13.1(c), or a noncurable Breach without the necessity of any notice and grace period. If Lessor elects to treat such unapproved assignment or subletting as a noncurable Breach, Lessor may either: (i) terminate this Lease, or (ii) upon 30 days written notice, increase the monthly Base Rent to 110% of the Base Rent then in effect. Further, in the event of such Breach and rental adjustment, (i) the purchase price of any option to purchase the Premises held by Lessee shall be subject to similar adjustment to 110% of the price previously in effect, and (ii) all fixed and non-fixed rental adjustments scheduled during the remainder of the Lease term shall be increased to 110% of the scheduled adjusted rent.
     (e) Lessee’s remedy for any breach of Paragraph 12.1 by Lessor shall be limited to compensatory damages and/or injunctive relief.
     (f) Lessor may reasonably withhold consent to a proposed assignment or subletting if Lessee is in Default at the time consent is requested.
     (g) Notwithstanding the foregoing, allowing a de minimis portion of the Premises, i.e. a total of 60 square feet or less, to be used by a third party vendor in connection solely with the installation of vending machines or payphones shall not constitute a subletting.
     Notwithstanding the above, (1) neither a public offering of stock of the Lessee pursuant to an effective offering statement filed with the Securities and Exchange Commission nor a sale of the stock of of the Lessee in connection with any other bona fide financing transaction shall be deemed an assignment of this Lease and not prohibited hereunder, and (2) (a) an assignment of this Lease or a sublease of the Premises hereunder to Lumenis, Inc., or an affiliate controlled by or under common control with Lessee is permitted without further request or consent hereunder, provided that any such assignment or sublease shall be on the exact terms and provisions as herein set forth and provided that no release of Lessee is effectuated thereby. No fee or charge shall be applicable to such agreed and consented assignment or sublease.
     12.2. Terms and Conditions Applicable to Assignment and Subletting.
     (a) Regardless of Lessor’s consent, no assignment or subletting shall: (i) be effective without the express written assumption by such assignee or sublessee of the obligations of Lessee under this Lease, (ii) release Lessee of any obligations hereunder, or (iii) alter the primary liability of Lessee for the payment of Rent or for the performance of any other obligations to be performed by Lessee.
     (b) Lessor may accept Rent or performance of Lessee’s obligations from any person other than Lessee pending approval or disapproval of an assignment. Neither a delay in the approval or disapproval of such assignment nor the acceptance of Rent or performance shall constitute a waiver or estoppel of Lessor’s right to exercise its remedies for Lessee’s Default or Breach.
     (c) Lessor’s consent to any assignment or subletting shall not constitute a consent to any subsequent assignment or subletting.
     (d) In the event of any Default or Breach by Lessee, Lessor may proceed directly against Lessee, any Guarantors or anyone else responsible for the performance of Lessee’s obligations under this Lease, including any assignee or sublessee, without first exhausting Lessor’s remedies against any other person or entity responsible therefor to Lessor, or any security held by Lessor.
     (e) Each request for consent to an assignment or subletting shall be in writing, accompanied by information relevant to Lessor’s determination as to the financial and operational responsibility and appropriateness of the proposed assignee or sublessee, including but not limited to the intended use and/or required modification of the Premises, if any, together with a fee of $500 as consideration for Lessor’s considering and processing said request. Lessee agrees to provide Lessor with such other or additional information and/or documentation as may be reasonably requested. (See also Paragraph 36)
     (f) Any assignee of, or sublessee under, this Lease shall, by reason of accepting such assignment, entering into such sublease, or entering into possession of the Premises or any portion thereof, be deemed to have assumed and agreed to conform and comply with each and every term, covenant, condition and obligation herein to be observed or performed by Lessee during the term of said assignment or sublease, other than such obligations as are contrary to or inconsistent with provisions of an assignment or sublease to which Lessor has specifically consented to in writing.
     (g) Lessor’s consent to any assignment or subletting shall not transfer to the assignee or sublessee any Option granted to the original Lessee by this Lease unless such transfer is specifically consented to by Lessor in writing. (See Paragraph 39.2)
     (h) In the event of any approved assignment or sublease of all or any portion of the Premises where the rent reserved in the assignment or sublease exceeds the rent or pro rata portion of the rent, as the case may be, for such space reserved in this Lease, Lessee shall pay Lessor monthly, as additional rent, at the same time as the payment of minimum rent required hereunder, the excess of the rent reserved in the assignment or sublease over the rent reserved in this Lease applicable to the assigned or subleased space. In the event of any approved assignment or sublease of this Lease or the Premises, Lessee shall pay Lessor, immediately upon receipt, all consideration received by Lessee as a result of such assignment or sublease.
     12.3. Additional Terms and Conditions Applicable to Subletting. The following terms and conditions shall apply to any subletting by Lessee of all or any part of the Premises and shall be deemed included in all subleases under this Lease whether or not expressly incorporated therein:

     (a) Lessee hereby assigns and transfers to Lessor all of Lessee’s interest in all Rent payable on any sublease, and Lessor may collect such Rent and apply same toward Lessee’s obligations under this Lease; provided, however, that until a Breach shall occur in the performance of Lessee’s obligations, Lessee may collect said Rent. Lessor shall not, by reason of the foregoing or any assignment of such sublease, or by reason of the collection of Rent, be deemed liable to the sublessee for any failure of Lessee to perform and comply with any of Lessee’s obligations to such sublessee. Lessee hereby irrevocably authorizes and directs any such sublessee, upon receipt of a written notice from Lessor stating that a Breach exists in the performance of Lessee’s obligations under this Lease, to pay to Lessor all Rent due and to become due under the sublease. Sublessee shall rely upon any such notice from Lessor and shall pay all Rents to Lessor without any obligation or right to inquire as to whether such Breach exists, notwithstanding any claim from Lessee to the contrary.
     (b) In the event of a Breach by Lessee, Lessor may, at its option, require sublessee to attorn to Lessor, in which event Lessor shall undertake the obligations of the sublessor under such sublease from the time of the exercise of said option to the expiration of such sublease; provided, however, Lessor shall not be liable for any prepaid rents or security deposit paid by such sublessee to such sublessor or for any prior Defaults or Breaches of such sublessor.
     (c) Any matter requiring the consent of the sublessor under a sublease shall also require the consent of Lessor.
     (d) No sublessee shall further assign or sublet all or any part of the Premises without Lessor’s prior written consent.
     (e) Lessor shall deliver a copy of any notice of Default or Breach by Lessee to the sublessee, who shall have the right to cure the Default of Lessee within the grace period, if any, specified in such notice. The sublessee shall have a right of reimbursement and offset from and against Lessee for any such Defaults cured by the sublessee.
13.	Default; Breach; Remedies.
     13.1. Default; Breach. A “Default” is defined as a failure by the Lessee to comply with or perform any of the terms, covenants, conditions or Rules and Regulations under this Lease. A “Breach” is defined as the occurrence of one or more of the following Defaults, and the failure of Lessee to cure such Default within any applicable grace period:
     (a) The abandonment of the Premises; or the vacating of the Premises without providing a commercially reasonable level of security, or where the coverage of the property insurance described in Paragraph 8.3 is jeopardized as a result thereof, or without providing reasonable assurances to minimize potential vandalism.

     (b) The failure of Lessee to make any payment of Rent required to be made by Lessee hereunder, whether to Lessor or to a third party, when due, to provide reasonable evidence of insurance or surety bond, or to fulfill any obligation under this Lease which endangers or threatens life or property, where such failure of payment or otherwise continues for a period of 5 business days following written notice to Lessee.
     (c) The commission of waste, act or acts constituting public or private nuisance, use of the Premises for a use not permitted by this Lease, and/or an illegal activity on the Premises by Lessee, where such actions continue for a period of 5 business days following written notice to Lessee.
     (d) The failure by Lessee to provide (i) reasonable written evidence of compliance with Applicable Requirements, (ii)[intentionally deleted], (iii) the rescission of an unauthorized assignment or subletting, (iv) an Estoppel Certificate, (v) a requested subordination, (vi) evidence concerning any guaranty and/or Guarantor, (vii) any document requested under Paragraph 42, (viii) material safety data sheets (MSDS), or (ix) any other documentation or information which Lessor may reasonably require of Lessee under the terms of this Lease, where any such failure continues for a period of 10 business days following written notice to Lessee.
     (e) A Default by Lessee as to the terms, covenants, conditions or provisions of this Lease, or of the rules adopted under Paragraph 40 hereof, other than those described in subparagraphs 13.1(a), (b), (c) or (d), above, where such Default continues for a period of 30 days after written notice; provided, however, that if the nature of Lessee’s Default is such that more than 30 days are reasonably required for its cure, then it shall not be deemed to be a Breach if Lessee commences such cure within said 30 day period and thereafter diligently prosecutes such cure to completion.
     (f) The occurrence of any of the following events: (i) the making of any general arrangement or assignment for the benefit of creditors; (ii) becoming a “debtor” as defined in 11 U.S.C. §101 or any successor statute thereto (unless, in the case of a petition filed against Lessee, the same is dismissed within 60 days); (iii) the appointment of a trustee or receiver to take possession of substantially all of Lessee’s assets located at the Premises or of Lessee’s interest in this Lease, where possession is not restored to Lessee within 30 days; or (iv) the attachment, execution or other judicial seizure of substantially all of Lessee’s assets located at the Premises or of Lessee’s interest in this Lease, where such seizure is not discharged within 30 days; provided, however, in the event that any provision of this subparagraph is contrary to any applicable law, such provision shall be of no force or effect, and not affect the validity of the remaining provisions.
     (g) The discovery that any financial statement of Lessee or of any Guarantor given to Lessor was materially false.

     (h) If the performance of Lessee’s obligations under this Lease is guaranteed: (i) the death of a Guarantor, (ii) the termination of a Guarantor’s liability with respect to this Lease other than in accordance with the terms of such guaranty, (iii) a Guarantor’s becoming insolvent or the subject of a bankruptcy filing, (iv) a Guarantor’s refusal to honor the guaranty, or (v) a Guarantor’s breach of its guaranty obligation on an anticipatory basis, and Lessee’s failure, within 60 days following written notice of any such event, to provide written alternative assurance or security, which, when coupled with the then existing resources of Lessee, equals or exceeds the combined financial resources of Lessee and the Guarantors that existed at the time of execution of this Lease.
     13.2. Remedies. If Lessee fails to perform any of its affirmative duties or obligations, within 10 days after written notice (or in case of an emergency, without notice), Lessor may, at its option, perform such duty or obligation on Lessee’s behalf, including but not limited to the obtaining of reasonably required bonds, insurance policies, or governmental licenses, permits or approvals. Lessee shall pay to Lessor an amount equal to 110% of the costs and expenses incurred by Lessor in such performance upon receipt of an invoice therefor. In the event of a Breach, Lessor may, with or without further notice or demand, and without limiting Lessor in the exercise of any right or remedy which Lessor may have by reason of such Breach:
     (a) Terminate Lessee’s right to possession of the Premises by any lawful means, in which case this Lease shall terminate and Lessee shall immediately surrender possession to Lessor. In such event Lessor shall be entitled to recover from Lessee: (i) the unpaid Rent which had been earned at the time of termination; (ii) the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that the Lessee proves could have been reasonably avoided; (iii) the worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that the Lessee proves could be reasonably avoided; and (iv) any other amount necessary to compensate Lessor for all the detriment proximately caused by the Lessee’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, including but not limited to the cost of recovering possession of the Premises, expenses of reletting, including necessary renovation and alteration of the Premises, reasonable attorneys’ fees, and that portion of any leasing commission paid by Lessor in connection with this Lease applicable to the unexpired term of this Lease. The worth at the time of award of the amount referred to in provision (iii) of the immediately preceding sentence shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of the District within which the Premises are located at the time of award plus one percent. Efforts by Lessor to mitigate damages caused by Lessee’s Breach of this Lease shall not waive Lessor’s right to recover damages under Paragraph 12. If termination of this Lease is obtained through the provisional remedy of unlawful detainer, Lessor shall have the right to recover in such proceeding any unpaid Rent and damages as are recoverable therein, or Lessor may reserve the right to recover all or any part thereof in a separate suit. If a notice and grace period required under Paragraph 13.1 was not previously given, a notice to pay rent or quit, or to perform or quit given to Lessee under the unlawful detainer statute shall also constitute the notice required by Paragraph 13.1. In such case, the applicable grace period required by Paragraph 13.1 and the unlawful detainer statute shall run concurrently, and the failure of Lessee to cure the Default within the greater of the two such grace periods shall constitute both an unlawful detainer and a Breach of this Lease entitling Lessor to the remedies provided for in this Lease and/or by said statute.
     (b) Continue the Lease and Lessee’s right to possession and recover the Rent as it becomes due, in which event Lessee may sublet or assign, subject only to reasonable limitations. Acts of maintenance, efforts to relet, and/or the appointment of a receiver to protect the Lessor’s interests, shall not constitute a termination of the Lessee’s right to possession.
     (c) Re-enter and take possession of the Premises without terminating the Lease. In such an event, Lessee agrees to vacate and peacefully surrender possession of the Premises to Lessor. If Lessee fails to peacefully surrender possession of the Premises, Lessee shall be deemed in unlawful detainer of the Premises and Lessor may obtain an order of restitution through the operation of the applicable unlawful detainer statutes. Such action taken by Lessor shall not be deemed to terminate the Lease and Lessee shall remain liable under the terms and conditions of the Lease.
     (d) Pursue any other remedy now or hereafter available under the laws or judicial decisions of the state wherein the Premises are located. The expiration or termination of this Lease and/or the termination of Lessee’s right to possession shall not relieve Lessee from liability under any indemnity provisions of this Lease as to matters occurring or accruing during the term hereof or by reason of Lessee’s occupancy of the Premises.
     13.3. Inducement Recapture. [Intentionally Omitted]
     13.4. Late Charges. Lessee hereby acknowledges that late payment by Lessee of Rent will cause Lessor to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges, and late charges which may be imposed upon Lessor by any Lender. Accordingly, if any Rent shall not be received by Lessor within five (5) business days after the due date for the same, then, without any requirement for notice to Lessee, Lessee shall immediately pay to Lessor a one-time late charge equal to five percent (5%) of each such overdue amount or $100, whichever is greater. The Parties hereby agree that such late charge represents a fair and reasonable estimate of the costs Lessor will incur by reason of such late payment. Acceptance of such late charge by Lessor shall in no event constitute a waiver of

Lessee’s Default or Breach with respect to such overdue amount, nor prevent the exercise of any of the other rights and remedies granted hereunder. In the event that a late charge is payable hereunder, whether or not collected, for 3 consecutive installments of Base Rent, then notwithstanding any provision of this Lease to the contrary, Base Rent shall, at Lessor’s option, become due and payable quarterly in advance.
     13.5. Interest. Any monetary payment due Lessor hereunder, other than late charges, not received by Lessor, when due as to scheduled payments (such as Base Rent) or within 30 days following the date on which it was due for non-scheduled payment, shall bear interest from the date when due, as to scheduled payments, or the 31st day after it was due as to non-scheduled payments. The interest (“Interest”) charged shall be computed at the rate of 10% per annum but shall not exceed the maximum rate allowed by law. Interest is payable in addition to the potential late charge provided for in Paragraph 13.4.
     13.6. Breach by Lessor.
     (a) Notice of Breach. Lessor shall not be deemed in breach of this Lease unless Lessor fails within a reasonable time to perform an obligation required to be performed by Lessor. For purposes of this Paragraph, except in those instances in which such failure by Lessor gives rise to imminent or immediate possible harm, danger or damage that could be prevented by Lessor’s actions, a reasonable time shall in no event be less than 30 days after receipt by Lessor, and any Lender whose name and address shall have been furnished Lessee in writing for such purpose, of written notice specifying wherein such obligation of Lessor has not been performed; provided, however, that if the nature of Lessor’s obligation is such that more than 30 days are reasonably required for its performance, then Lessor shall not be in breach if performance is commenced within such 30 day period and thereafter diligently pursued to completion.
     (b) Performance by Lessee on Behalf of Lessor. In the event that neither Lessor nor Lender cures said breach within 30 days after receipt of said notice or a shorter time in the case of an urgent or imminent possibility of harm, danger of damage (as provided in (a) above, or if having commenced said cure they do not diligently pursue it to completion, then Lessee may elect to cure said breach at Lessee’s expense and offset from Rent the actual and reasonable cost to perform such cure.
14. Condemnation. If the Premises or any portion thereof are taken under the power of eminent domain or sold under the threat of the exercise of said power (collectively “Condemnation”), this Lease shall terminate as to the part taken as of the date the condemning authority takes title or possession, whichever first occurs. If more than 10% of the Building, or more than 25% of that portion of the Premises not occupied by any building, is taken by Condemnation, Lessee may, at Lessee’s option, to be exercised in writing within 10 days after Lessor shall have given Lessee written notice of such taking (or in the absence of such notice, within 10 days after the condemning authority shall have taken possession) terminate this Lease as of the date the condemning authority takes such possession. If Lessee does not terminate this Lease in accordance with the foregoing, this Lease shall remain in full force and effect as to the portion of the Premises remaining, except that the Base Rent shall be reduced in proportion to the reduction in utility of the Premises caused by such Condemnation. Condemnation awards and/or payments shall be the property of Lessor, whether such award shall be made as compensation for diminution in value of the leasehold, the value of the part taken, or for severance damages; provided, however, that Lessee shall be entitled to any compensation for Lessee’s relocation expenses, loss of business goodwill and/or Trade Fixtures, without regard to whether or not this Lease is terminated pursuant to the provisions of this Paragraph. All Alterations and Utility Installations made to the Premises by Lessee, for purposes of Condemnation only, shall be considered the property of the Lessee and Lessee shall be entitled to any and all compensation which is payable therefor. In the event that this Lease is not terminated by reason of the Condemnation, Lessor shall repair any damage to the Premises caused by such Condemnation.
15.	Brokerage Fees.
     15.1. Representations and Indemnities of Broker Relationships. Lessee and Lessor each represent and warrant to the other that it has had no dealings with any person, firm, broker or finder (other than the Brokers, if any) in connection with this Lease, and that no one other than said named Brokers is entitled to any commission or finder’s fee in connection herewith. Lessee and Lessor do each hereby agree to indemnify, protect, defend and hold the other harmless from and against liability for compensation or charges which may be claimed by any such unnamed broker, finder or other similar party by reason of any dealings or actions of the indemnifying Party, including any costs, expenses, attorneys’ fees reasonably incurred with respect thereto.
16. Estoppel Certificates.
     16.1. Each Party (as “Responding Party” ) shall within 10 days after written notice from the other Party (the “Requesting Party”) execute, acknowledge and deliver to the Requesting Party a statement in writing in form similar to the then most current “Estoppel Certificate” form published by the AIR Commercial Real Estate Association, plus such additional information, confirmation and/or statements as may be reasonably requested by the Requesting Party.
     16.2. If the Responding Party shall fail to execute or deliver the Estoppel Certificate within such 10 day period, the Requesting Party may execute an Estoppel Certificate stating that: (i) the Lease is in full force and effect without modification except as may be represented by the Requesting Party, (ii)

there are no uncured defaults in the Requesting Party’s performance, and (iii) if Lessor is the Requesting Party, not more than one month’s rent has been paid in advance. Prospective purchasers and encumbrancers may rely upon the Requesting Party’s Estoppel Certificate, and the Responding Party shall be estopped from denying the truth of the facts contained in said Certificate.
     16.3. If Lessor desires to finance, refinance, or sell the Premises, or any part thereof, Lessee and all Guarantors shall deliver to any potential lender or purchaser designated by Lessor such financial statements as may be reasonably required by such lender or purchaser, including but not limited to Lessee’s financial statements for the past 3 years. All such financial statements shall be received by Lessor and such lender or purchaser in confidence and shall be used only for the purposes herein set forth.
17. Definition of Lessor. The term “Lessor” as used herein shall mean the owner or owners at the time in question of the fee title to the Premises, or, if this is a sublease, of the Lessee’s interest in the prior lease. In the event of a transfer of Lessor’s title or interest in the Premises or this Lease, Lessor shall deliver to the transferee or assignee (in cash or by credit) any unused Security Deposit held by Lessor. Except as provided in Paragraph 15, upon such transfer or assignment and delivery of the Security Deposit, as aforesaid, the prior Lessor shall be relieved of all liability with respect to the obligations and/or covenants under this Lease thereafter to be performed by the Lessor. Subject to the foregoing, the obligations and/or covenants in this Lease to be performed by the Lessor shall be binding only upon the Lessor as hereinabove defined.
18. Severability. The invalidity of any provision of this Lease, as determined by a court of competent jurisdiction, shall in no way affect the validity of any other provision hereof.
19. Days. Unless otherwise specifically indicated to the contrary, the word “days” as used in this Lease shall mean and refer to calendar days.
20. [Intentionally Deleted]
21. Time of Essence. Time is of the essence with respect to the performance of all obligations to be performed or observed by the Parties under this Lease.
22. No Prior or Other Agreements; Broker Disclaimer. Other than the REPC between the Lessor and Lessee referenced previously herein, and a Letter of Credit between Lessor, Lessee and Lessee’s financial institution, this Lease contains all agreements between the Parties with respect to any matter mentioned herein, and no other prior or contemporaneous agreement or understanding shall be effective. Lessor and Lessee each represents and warrants to the Brokers that it has made, and is relying solely upon, its own investigation as to the nature, quality, character and financial responsibility of the other Party to this Lease and as to the use, nature, quality and character of the Premises. Brokers have no responsibility with respect thereto or with respect to any default or breach hereof by either Party. The liability (including court costs and attorneys’ fees), of any Broker with respect to negotiation, execution, delivery or performance by either Lessor or Lessee under this Lease or any amendment or modification hereto shall be limited to an amount up to the fee received by such Broker pursuant to this Lease; provided, however, that the foregoing limitation on each Broker’s liability shall not be applicable to any gross negligence or willful misconduct of such Broker.
23.	Notices.
     23.1. Notice Requirements. All notices required or permitted by this Lease or applicable law shall be in writing and may be delivered in person (by hand or by courier) or may be sent by regular, certified or registered mail or U.S. Postal Service Express Mail, with postage prepaid, or by overnight delivery (with a company that maintains delivery records), or by facsimile transmission, and shall be deemed sufficiently given if served in a manner specified in this Paragraph 23. The addresses noted adjacent to a Party’s signature on this Lease shall be that Party’s address for delivery or mailing of notices. Either Party may by written notice to the other specify a different address for notice, except that upon Lessee’s taking possession of the Premises, the Premises shall constitute Lessee’s address for notice. A copy of all notices to Lessor shall be concurrently transmitted to such party or parties at such addresses as Lessor may from time to time hereafter designate in writing.
     23.2. Date of Notice. Any notice sent by registered or certified mail, return receipt requested, shall be deemed given on the date of delivery shown on the receipt card, or if no delivery date is shown, the postmark thereon. If sent by regular mail the notice shall be deemed given 72 hours after the same is addressed as required herein and mailed with postage prepaid. Notices delivered by United States Express Mail or overnight courier that guarantee next day delivery shall be deemed given 24 hours after delivery of the same to the Postal Service or courier. Notices transmitted by facsimile transmission or similar means shall be deemed delivered upon telephone confirmation of receipt (confirmation report from fax machine is sufficient), provided a copy is also delivered via delivery or mail. If notice is received on a Saturday, Sunday or legal holiday, it shall be deemed received on the next business day.
24. Waivers. No waiver by Lessor or Lessee of the Default or Breach of any term, covenant or condition hereof by, as applicable, the Lessee or Lessor, shall be deemed a waiver of any other term,

covenant or condition hereof, or of any subsequent Default or Breach by Lessee or Lessor of the same or of any other term, covenant or condition hereof. Lessor’s or Lessee’s consent to, or approval of, any act shall not be deemed to render unnecessary the obtaining of the consent of, as applicable, the Lessor or Lessee to, or approval of, any subsequent or similar act by Lessee or, as applicable, Lessor, or be construed as the basis of an estoppel to enforce the provision or provisions of this Lease requiring such consent. The acceptance of Rent by Lessor shall not be a waiver of any Default or Breach by Lessee. Any payment by Lessee or Lessor may be accepted by the other party hereto on account of moneys or damages due, notwithstanding any qualifying statements or conditions made by the paying party in connection therewith, which such statements and/or conditions shall be of no force or effect whatsoever unless specifically agreed to in writing by the receiving party at or before the time of deposit of such payment.
25.	Intentionally Deleted.
26. No Right To Holdover. Lessee has no right to retain possession of the Premises or any part thereof beyond the expiration or termination of this Lease. In the event that Lessee holds over, then the Base Rent shall be increased to 150% of the Base Rent applicable immediately preceding the expiration or termination. Nothing contained herein shall be construed as consent by Lessor to any holding over by Lessee.
27. Cumulative Remedies. No remedy or election hereunder shall be deemed exclusive but shall, wherever possible, be cumulative with all other remedies at law or in equity.
28. Covenants and Conditions; Construction of Agreement. All provisions of this Lease to be observed or performed by Lessee are both covenants and conditions. In construing this Lease, all headings and titles are for the convenience of the Parties only and shall not be considered a part of this Lease. Whenever required by the context, the singular shall include the plural and vice versa. This Lease shall not be construed as if prepared by one of the Parties, but rather according to its fair meaning as a whole, as if both Parties had prepared it.
29. Binding Effect; Choice of Law. This Lease shall be binding upon the Parties, their personal representatives, successors and assigns and be governed by the laws of the State in which the Premises are located without regards to conflicts of laws principles. Any litigation between the Parties hereto concerning this Lease shall be initiated in the county in which the Premises are located.

30.	Subordination; Attornment; Non-Disturbance.
     30.1. Subordination. This Lease shall be subject and subordinate to any ground lease, mortgage, deed of trust, or other hypothecation or security device (collectively, “Security Device”), now or hereafter placed upon the Premises, to any and all advances made on the security thereof, and to all renewals, modifications, and extensions thereof. Lessee agrees that the holders of any such Security Devices (in this Lease together referred to as “Lender”) shall have no liability or obligation to perform any of the obligations of Lessor under this Lease. Any Lender may elect to have this Lease is hereby superior to the lien of its Security Device by giving written notice thereof to Lessee, whereupon this Lease shall be deemed prior to such Security Device, notwithstanding the relative dates of the documentation or recordation thereof.
     30.2. Attornment. In the event that Lessor transfers title to the Premises, or the Premises are acquired by another upon the foreclosure or termination of a Security Device to which this Lease is subordinated (i) Lessee shall, subject to the non-disturbance provisions of Paragraph 30.3, attorn to such new owner, and upon request, enter into a new lease, containing all of the terms and provisions of this Lease, with such new owner for the remainder of the term hereof, or, at the election of the new owner, this Lease will automatically become a new lease between Lessee and such new owner, for the remainder of the term hereof, and (ii) Lessor shall thereafter be relieved of any further obligations hereunder and such new owner shall assume all of Lessor’s obligations, except that such new owner shall not: (a) be liable for any act or omission of any prior lessor or with respect to events occurring prior to acquisition of ownership; (b) be subject to any offsets or defenses which Lessee might have against any prior lessor, (c) be bound by prepayment of more than one month’s rent, or (d) be liable for the return of any security deposit paid to any prior lessor.
     30.3. Non-Disturbance. With respect to Security Devices entered into by Lessor after the execution of this Lease, Lessee’s subordination of this Lease shall be subject to receiving a commercially reasonable non-disturbance agreement (a “Non-Disturbance Agreement”) from the Lender which Non-Disturbance Agreement provides that Lessee’s possession of the Premises, and this Lease will not be disturbed so long as Lessee is not in Breach hereof and attorns to the record owner of the Premises. Further, within 60 days after the execution of this Lease, Lessor shall use its commercially reasonable efforts to obtain a Non-Disturbance Agreement from the holder of any pre-existing Security Device which is secured by the Premises. In the event that Lessor is unable to provide the Non-Disturbance Agreement within said 60 days, then Lessee may, at Lessee’s option, directly contact Lender and attempt to negotiate for the execution and delivery of a Non-Disturbance Agreement.
     30.4. Self-Executing. The agreements contained in this Paragraph 30 shall be effective without the execution of any further documents; provided, however, that, upon written request from Lessor or a

Lender in connection with a sale, financing or refinancing of the Premises, Lessee and Lessor shall execute such further writings as may be reasonably required to separately document any subordination, attornment and/or Non-Disturbance Agreement provided for herein.
31. Attorneys’ Fees. If any Party brings an action or proceeding involving the Premises whether founded in tort, contract or equity, or to declare rights hereunder, the Prevailing Party (as hereafter defined) in any such proceeding, action, or appeal thereon, shall be entitled to reasonable attorneys’ fees. Such fees may be awarded in the same suit or recovered in a separate suit, whether or not such action or proceeding is pursued to decision or judgment. The term, “Prevailing Party” shall include, without limitation, a Party who substantially obtains or defeats the relief sought, as the case may be, whether by compromise, settlement, judgment, or the abandonment by the other Party or Broker of its claim or defense. The attorneys’ fees award shall not be computed in accordance with any court fee schedule, but shall be such as to fully reimburse all attorneys’ fees reasonably incurred. In addition, Lessor shall be entitled to attorneys’ fees, costs and expenses incurred in the preparation and service of notices of Default and consultations in connection therewith, whether or not a legal action is subsequently commenced in connection with such Default or resulting Breach ($200 is a reasonable minimum per occurrence for such services and consultation).
32. Lessor’s Access; Showing Premises; Repairs. Lessor and Lessor’s agents shall have the right to enter the Premises at any time, in the case of an emergency, and otherwise at reasonable times after reasonable prior notice for the purpose of showing the same to prospective purchasers, lenders, or tenants, and making such alterations, repairs, improvements or additions to the Premises as Lessor may deem necessary or desirable and the erecting, using and maintaining of utilities, services, pipes and conduits through the Premises and/or other premises as long as there is no material adverse effect to Lessee’s use of the Premises. All such activities shall be without abatement of rent or liability.
33. Auctions. Lessee shall not conduct, nor permit to be conducted, any auction upon the Premises without Lessor’s prior written consent. Lessor shall not be obligated to exercise any standard of reasonableness in determining whether to permit an auction.
34. Signs. Lessor may place on the Premises ordinary “For Sale” signs at any time and ordinary “For Lease” signs during the last 6 months of the term hereof. Lessee shall have the right to install signage on or about the Premises so long as all signs comply with all Applicable Requirements and do not cause any permanent damage to the exterior or interior of the building or other improvements comprising the Premises.
35. Termination; Merger. Unless specifically stated otherwise in writing by Lessor, the voluntary or other surrender of this Lease by Lessee, the mutual termination or cancellation hereof, or a termination hereof by Lessor for Breach by Lessee, shall automatically terminate any sublease or lesser estate in the Premises; provided, however, that Lessor may elect to continue any one or all existing subtenancies. Lessor’s failure within 10 days following any such event to elect to the contrary by written notice to the holder of any such lesser interest, shall constitute Lessor’s election to have such event constitute the termination of such interest.
36. Consents. Except as otherwise provided herein, wherever in this Lease the consent of a Party is required to an act by or for the other Party, such consent shall not be unreasonably withheld or delayed. Lessor’s actual reasonable costs and expenses (including but not limited to architects’, attorneys’, engineers’ and other consultants’ fees) incurred in the consideration of, or response to, a request by Lessee for any Lessor consent, including but not limited to consents to an assignment, a subletting or the presence or use of a Hazardous Substance, shall be paid by Lessee upon receipt of an invoice and supporting documentation therefor. Lessor’s consent to any act, assignment or subletting shall not constitute an acknowledgment that no Default or Breach by Lessee of this Lease exists, nor shall such consent be deemed a waiver of any then existing Default or Breach, except as may be otherwise specifically stated in writing by Lessor at the time of such consent. The failure to specify herein any particular condition to Lessor’s consent shall not preclude the imposition by Lessor at the time of consent of such further or other conditions as are then reasonable with reference to the particular matter for which consent is being given. In the event that either Party disagrees with any determination made by the other hereunder and reasonably requests the reasons for such determination, the determining party shall furnish its reasons in writing and in reasonable detail within 10 business days following such request.
37.	Letter of Credit.
     As a material condition precedent of this Lease, Lessee shall cause a stand by letter of credit to be issued by a reputable United States bank reasonably acceptable to Landlord in the amount of $265,923.50. Lessee shall cause the Letter of Credit to be renewed on an annual basis and cause the renewed Letter of Credit to be issued and provided to Lessor at least one (1) month prior to the expiration of the Letter of Credit then in effect. If a renewed Letter of Credit is not issued and provided to Lessor at least one (1) month prior to the expiration of the Letter of Credit then in effect, then Lessee shall be in default of this Lease and Lessor shall have the right to draw upon the entire balance of the Letter of Credit. In such an event, the entire amount received through the draw on the Letter of Credit shall be added to the Security Deposit held by Lessor under this Lease. If Lessee is in default of this Lease beyond the applicable cure period due to any failure to pay any installment of rent or any other amount due and owing to Lessor under this Lease, Lessor shall have the right to draw upon the Letter of Credit in an amount equal to the amount due and owing to Lessor.
     The Letter of Credit shall expire upon the earlier of: (a) the date that the Lease expires and Lessee vacates and surrenders possession of the premises in the condition required by this Lease, or (b) the date that Lessee provides Lessor with year-end audited consolidated financial statements for Lumenis Ltd. for the immediately preceding calendar year showing positive total shareholder’s equity in an amount equal to at least of $5,000,000, provided, however, that the condition in (b) above shall not be satisfied until after January 1, 2007. The financial statements must comply with the requirements of the Sabanes-Oxley Act of 2002, as it may be amended from time to time, and any promulgated rules and guidelines by the United States Security and Exchange Commission and/or the New York Stock Exchange.
38.	Guarantor.
     38.1. Execution. The Guarantor shall each execute a guaranty in the form attached hereto and incorporated herein as Exhibit B, and Guarantor shall be primarily liable for the same obligations as Lessee under this Lease.
     38.2. Default. It shall constitute a Default of the Lessee if any Guarantor fails or refuses, upon request to provide: (a) evidence of the execution of the guaranty, including the authority of the party signing on Guarantor’s behalf to obligate Guarantor, and in the case of a corporate Guarantor, a certified copy of a resolution of its board of directors authorizing the making of such guaranty, (b) current financial statements, (c) an Estoppel Certificate, or (d) written confirmation that the guaranty is still in effect.
39. Quiet Possession. Subject to payment by Lessee of the Rent and performance of all of the covenants, conditions and provisions on Lessee’s part to be observed and performed under this Lease, Lessee shall have quiet possession and quiet enjoyment of the Premises during the term hereof.
40.	[Intentionally Omitted]

41.	Multiple Buildings. [Intentionally Omitted]

42. Security Measures. Lessee hereby acknowledges that the Rent payable to Lessor hereunder does not include the cost of guard service or other security measures, and that Lessor shall have no obligation whatsoever to provide same. Lessee assumes all responsibility for the protection of the Premises, Lessee, its agents and invitees and their property from the acts of third parties.
43. Reservations. Lessor reserves to itself the right, from time to time, to grant, without the consent or joinder of Lessee, such easements, rights and dedications that Lessor deems necessary, and to cause the recordation of parcel maps and restrictions, so long as such easements, rights, dedications, maps and restrictions do not unreasonably interfere with the use of the Premises by Lessee. Lessee agrees to sign any documents reasonably requested by Lessor to effectuate any such easement rights, dedication, map or restrictions.
44. Performance Under Protest. If at any time a dispute shall arise as to any amount or sum of money to be paid by one Party to the other under the provisions hereof, the Party against whom the obligation to pay the money is asserted shall have the right to make payment “under protest” and such payment shall not be regarded as a voluntary payment and there shall survive the right on the part of said Party to institute suit for recovery of such sum. If it shall be adjudged that there was no legal obligation on the part of said Party to pay such sum or any part thereof, said Party shall be entitled to recover such sum or so much thereof as it was not legally required to pay. A Party who does not initiate suit for the recovery of sums paid “under protest” with 6 months shall be deemed to have waived its right to protest such payment.
45.	Authority; Multiple Parties; Execution.
     45.1. If either Party hereto is a corporation, trust, limited liability company, partnership, or similar entity, each individual executing this Lease on behalf of such entity represents and warrants that he or she is duly authorized to execute and deliver this Lease on its behalf. Each Party shall, within 30 days after request, deliver to the other Party satisfactory evidence of such authority.
     45.2. If this Lease is executed by more than one person or entity as “Lessee”, each such person or entity shall be jointly and severally liable hereunder. It is agreed that any one of the named Lessees shall be empowered to execute any amendment to this Lease, or other document ancillary thereto and bind all of the named Lessees, and Lessor may rely on the same as if all of the named Lessees had executed such document.
     45.3. This Lease may be executed by the Parties in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

46. Conflict. Any conflict between the printed provisions of this Lease and typewritten or handwritten provisions shall be controlled by the typewritten or handwritten provisions.
47. Offer. Preparation of this Lease by either Party or their agent and submission of same to the other Party shall not be deemed an offer to lease to the other Party. This Lease is not intended to be binding until executed and delivered by all Parties hereto.
48. Amendments. This Lease may be modified only in writing, signed by the Parties in interest at the time of the modification. As long as they do not materially change Lessee’s obligations hereunder, Lessee agrees to make such reasonable non-monetary modifications to this Lease as may be reasonably required by a Lender in connection with the obtaining of normal financing or refinancing of the Premises.
49. Waiver of Jury Trial. THE PARTIES HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING INVOLVING THE PROPERTY OR ARISING OUT OF THIS AGREEMENT.
50. Mediation and Arbitration of Disputes. An Addendum requiring the Mediation and/or the Arbitration of all disputes between the Parties and/or Brokers arising out of this Lease ☐ is x is not attached to this Lease.
51. Americans with Disabilities Act. Since compliance with the Americans with Disabilities Act (ADA) is dependent upon Lessee’s specific use of the Premises, Lessor makes no warranty or representation as to whether or not the Premises comply with ADA or any similar legislation. In the event that Lessee’s use of the Premises hereafter changes or otherwise requires modifications or additions to the Premises in order to be in ADA compliance, Lessee agrees to make any such necessary modifications and/or additions at Lessee’s expense.
LESSOR AND LESSEE HAVE CAREFULLY READ AND REVIEWED THIS LEASE AND EACH TERM AND PROVISION CONTAINED HEREIN, AND BY THE EXECUTION OF THIS LEASE SHOW THEIR INFORMED AND VOLUNTARY CONSENT THERETO. THE PARTIES HEREBY AGREE THAT, AT THE TIME THIS LEASE IS EXECUTED, THE TERMS OF THIS LEASE ARE COMMERCIALLY REASONABLE AND EFFECTUATE THE INTENT AND PURPOSE OF LESSOR AND LESSEE WITH RESPECT TO THE PREMISES.

ATTENTION: NO REPRESENTATION OR RECOMMENDATION IS MADE BY THE AIR COMMERCIAL REAL ESTATE ASSOCIATION OR BY ANY BROKER AS TO THE LEGAL SUFFICIENCY, LEGAL EFFECT, OR TAX CONSEQUENCES OF THIS LEASE OR THE TRANSACTION TO WHICH IT RELATES. THE PARTIES ARE URGED TO:
1. SEEK ADVICE OF COUNSEL AS TO THE LEGAL AND TAX CONSEQUENCES OF THIS LEASE.
2. RETAIN APPROPRIATE CONSULTANTS TO REVIEW AND INVESTIGATE THE CONDITION OF THE PREMISES. SAID INVESTIGATION SHOULD INCLUDE BUT NOT BE LIMITED TO: THE POSSIBLE PRESENCE OF HAZARDOUS SUBSTANCES, THE ZONING OF THE PREMISES, THE STRUCTURAL INTEGRITY, THE CONDITION OF THE ROOF AND OPERATING SYSTEMS, AND THE SUITABILITY OF THE PREMISES FOR LESSEE’S INTENDED USE.
WARNING: IF THE PREMISES IS LOCATED IN A STATE OTHER THAN CALIFORNIA, CERTAIN PROVISIONS OF THE LEASE MAY NEED TO BE REVISED TO COMPLY WITH THE LAWS OF THE STATE IN WHICH THE PREMISES IS LOCATED.
[The remainder of this page is left blank intentionally. Signatures follow on the next page.]

The parties hereto have executed this Lease at the place and on the dates specified above their respective signatures.

Executed at:	Executed at:

On:	On:

By LESSOR:	By LESSEE:
Ascend Realty Investments, LLC,	Lumenis Holdings Inc.

By:	By:

Name Printed: Kevin Wechter	Name Printed:

Title: Manager	Title:

By:

Name Printed:

Title:

Telephone: (858) 454-6706	Telephone: (___)
Facsimile: (619) 839-3182	Facsimile: (___)
Federal ID No. 562320 236	Federal ID No.
Address for Notices:	Address for Notices:
2230 Via Lucia	3959 West 1820 South
La Jolla, California 92037	Salt Lake City, Utah 84___

EXHIBIT A
[Legal Description of the Property]
Legal Description for Premises
Standard Industrial/Commercial Single-Tenant Lease-Net
The Premises are comprised of the following described real property located in the County of Salt Lake, State of Utah:
Beginning South 15º43'22" East 31.19 feet from the Northwest corner of Lot 1, Centennial Industrial Park, Phase III; South 89º50'04" East 476.97 feet; South 0º09'56" West 340 feet; North 89º50'04" West 394.84 feet; North 12º17'17" West 234.95 feet; North 15º43'22" West 114.97 feet to the point of beginning.
Tax I.D.: 15-17-300-007-0000
Subject to all covenants, conditions and restrictions, easements, and right of ways of record.

EXHIBIT B
[Form Guaranty]